Exhibit 10(b)(9)
Retirement from Service Agreement
I, John Arnold am requesting to voluntarily retire from Gentex Corporation effective December 31, 2012. I also understand that after December 31, 2011 my monthly pay will be reduced to $1,000 until December 31, 2012 when my employment will end.
I agree to abide by the confidentiality and non-compete details in the attached Employment Agreement, signed by me, on December 2, 2002.
I agree that Gentex Corporation has fulfilled its obligation to me in terms of all past payment of wages, and any other earned benefit that is due to me (vacation pay earned, etc.). I understand that I will not accrue additional vacation time after December 31, 2011. I understand that my medical health insurance and benefits will end on December 31, 2011.
I understand that my stock option vesting will end at the end of my retirement date of December 31, 2012 and all previously vested stock options will expire 90 days after my December 31, 2012 retirement date. I understand that I must adhere to all Gentex blackout periods.
I understand that I will receive a prorated amount of my 5,760 restricted stock grant (issued on December 24, 2008) equaling 4,630 shares. These shares will vest on December 31, 2012, subject to my fulfillment of my responsibilities under this agreement. I understand that I must adhere to all Gentex blackout periods. Additionally, I have the ability to purchase my restricted options which will be taxed as income.
I acknowledge that I have returned, or have arranged to return, all company property that I was entrusted with, or agree to pay for lost or unsalvageable company property. I also will complete an expense report for all outstanding receipts.
I understand that my corporate fleet vehicle will be mine to use up until December 31, 2011, at which time it must be delivered to the Gentex Corporate headquarters office in Zeeland MI. I agree to complete and submit the personal use mileage form by January 31, 2012, for personal mileage.
Except as prohibited by law, for the consideration stated above, I release Gentex, along with its shareholders, owners, directors, officers, employees, agents, insurers, and representatives from any and all federal, state and local administrative, judicial, common law, equitable, and/or statutory claims, causes of action, remedies and damages of whatever kind or nature, whether known or unknown, and which arose from or relate to his/her employment or separation from employment with Gentex. I agree not to criticize or disparage in any way, Gentex Corporation, any of its officers, directors, employees, shareholders, affiliates, or any of its products, services or practices.
I specifically release any claims I may have under the federal Age Discrimination in Employment Act (“ADEA”). In conjunction with the release of ADEA claims, I acknowledge I have been advised to consult with an attorney prior to signing this Release; I have been offered twenty-one (21) days within which to consider the release, but may sign at any time prior to the 21 days; I understand that the ADEA Release will not apply to actions arising after the date this Release is signed; and I have seven (7) days after signing this Release to revoke the ADEA Waiver, by providing written notice to Mr. Kurt Wassink, at Gentex Corporation’s Zeeland, Michigan headquarters.

Signed:	/s/ John Arnold John Arnold	Date: October 31, 2011

Gentex Corporation

Signed:	/s/ Bruce Los Bruce Los, Vice President of Human Resources	Date: October 31, 2011

Signed:	/s/ Fred Bauer Fred Bauer, CEO	Date: October 31, 2011